Exhibit 99.1

3750 Torrey View San Diego, CA 92130 www.CareFusion.com	FOR IMMEDIATE RELEASE

Contacts:

Media:	Jim Mazzola	Investors:	Carol Cox
	(858) 617-1203		(858) 617-2020
	jim.mazzola@carefusion.com		carol.cox@carefusion.com

CAREFUSION FILES AMENDED FORM 10 REGISTRATION STATEMENT WITH SEC

Announces Receipt of Private Letter Ruling from IRS; Adjusts Planned Distribution Ratio

SAN DIEGO, July 7, 2009 — CareFusion Corporation, the company that will become public from the planned spinoff of Cardinal Health’s clinical and medical products businesses, today filed a fourth amendment to its Form 10 Registration Statement with the Securities and Exchange Commission (SEC), where it announced the receipt of the private letter ruling from the Internal Revenue Service (IRS) and an adjusted distribution ratio for the planned spinoff.

Cardinal Health has received a private letter ruling from the IRS that the planned contribution by Cardinal Health of the assets of the clinical and medical products businesses to CareFusion and the planned distribution of CareFusion common stock to Cardinal Health shareholders will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes.

As part of the filing, the company also disclosed a new distribution ratio for the planned spinoff of 0.5 share of CareFusion common stock for each common share of Cardinal Health held at the record date. Based on approximately 360 million Cardinal Health common shares outstanding as of March 31, a total of approximately 180 million shares of CareFusion common stock will be distributed to Cardinal Health shareholders. As previously disclosed, Cardinal Health will retain up to 19.9 percent of CareFusion’s outstanding common stock, which equals approximately 45 million additional shares. Cardinal Health will divest all CareFusion shares within five years of completing the spinoff.

“The decision to modify the distribution ratio was driven by a preference to have fewer shares outstanding, allowing CareFusion to enter the market with a share price that is more consistent with other large-cap med tech companies and providing what we believe will be greater liquidity to our future shareholders,” said David Schlotterbeck, CEO of CareFusion. “The receipt of the private letter ruling is an important milestone marking continued progress towards the planned spinoff, which we continue to expect to complete this summer.”

The completion and timing of the planned spinoff are dependent on a number of factors, including the Form 10 being declared effective by the SEC and the Cardinal Health board of directors declaring a dividend of CareFusion stock to Cardinal Health shareholders. Other conditions to completing the planned spinoff include both companies’ debt being rated as investment grade. The satisfaction of some conditions will depend in part on credit market conditions at the time of the required financial transactions. In addition, the timing of the planned spinoff is being assessed in light of the timing of receipt by CareFusion of 510(k) clearance from the Food and Drug Administration relating to its Alaris® PCA module and related Alaris® PC Unit, as described in the amended Form 10 Registration Statement. No assurance can be provided as to the timing of the planned spinoff or that all conditions to the planned spinoff will be met.

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CareFusion News

About CareFusion Corporation

CareFusion Corporation, a wholly owned subsidiary of Cardinal Health (NYSE:CAH), is expected to become a public company from the planned spinoff of Cardinal Health’s clinical and medical products businesses. The global company serves the health care industry with products and services that help hospitals measurably improve the safety and quality of health care. CareFusion develops market-leading technologies including Alaris® IV pumps, Pyxis® automated dispensing and patient identification systems, AVEA and Pulmonetic Systems ventilation and respiratory products, ChloraPrep® and MedMined™ services for infection prevention, neurological monitoring and diagnostic products, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine.

CareFusion employs more than 15,000 people across its global operations and serves customers in 120 countries. The company has applied to have its shares of common stock listed on the New York Stock Exchange under the ticker symbol “CFN.” More information may be found at www.carefusion.com.

Cautions Concerning Forward-Looking Statements

This news release contains forward-looking statements addressing the planned spinoff of Cardinal Health’s clinical and medical products businesses as a separate company named CareFusion, which is dependent upon future events or developments and subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include uncertainties regarding the planned spinoff of CareFusion, including the timing and terms of any such spinoff and whether such spinoff will be completed as it is subject to a number of conditions. In addition, Cardinal Health and CareFusion are subject to additional risks and uncertainties described in CareFusion’s Form 10 and Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports. Except to the extent required by applicable law, Cardinal Health and CareFusion undertake no obligation to update or revise any forward-looking statement.